Exhibit 99.1

NEWS RELEASE
3959 N. Lincoln Ave. Chicago, IL 60613 (773) 832-3088 www.corusbank.com

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
January 17, 2006	Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com

CORUS BANKSHARES REPORTS
ANOTHER YEAR OF RECORD EARNINGS

Chicago, Illinois – Corus Bankshares Inc. (NASDAQ: CORS).  Corus reports 2005 fourth quarter earnings of $38.1 million, or $1.32 per diluted share, up 40% from $27.3 million, or $0.95 per diluted share, in the fourth quarter of 2004.  2005 full year earnings are $137.2 million, or $4.76 per diluted share, also up 40% from $97.9 million, or $3.40 per diluted share in the prior year.  Excluding security gains, Corus’ net income for the fourth quarter and full year increased by 70% and 77%, respectively.

“We’ve had an outstanding year and we are proud to report yet another year of record earnings,” said Robert J. Glickman, President and Chief Executive Officer.  “Our continued focus on large commercial real estate loans has driven our business to new levels.  In addition to record earnings, the strength of our business is evidenced by substantial growth in our:

•	Assets – total assets are $8.5 billion, up $700 million since last quarter and $3.4 billion since December 31, 2004;

•

Commercial real estate loans outstanding – a record at $4.4 billion, an increase of $1.8 billion since December 2004.  Including commitments, which are largely the unfunded portions of construction loans, the portfolio is over $8 billion.  Additionally, our “pipeline” of pending loans (detailed further in the report), stands at nearly $6.5 billion;

•	Commercial real estate loan originations – full year originations totaled $5.4 billion, a 32% increase over 2004;

•	Deposits – deposits of $7.3 billion, an increase of $3.2 billion in the last year; and

•	Net interest income –net interest income for the year up 65% compared to 2004.

Furthermore, 2005 marks the sixth year in a row with zero commercial real estate loan charge-offs.  We also end the year with de minimus nonperforming loans.  These are accomplishments of which I am particularly proud.

As always, we watch our costs very closely.  With a full year efficiency ratio of only 23%, we continue to be among the most efficiently run banks in the industry.”

Corus Bankshares, Inc. (“Corus” or the “Company”), a part of the NASDAQ Financial-100 Index and the KBW Regional Banking Index, is a one-bank holding company headquartered in Chicago, Illinois.  Corus Bank, N.A. (the “Bank”) has eleven branches in the Chicago metropolitan area and is a leader in providing construction and development loans for commercial real estate projects across the country.  Corus Bank finances projects in major markets nationwide with a target loan size from $20 million to $150 million.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely”, “typically”, “may”, “intends”, “expects”, “anticipates”, “estimates”, “projects”, “targets”, “seeks”, or “attempts” or the negative of such terms or other variations on such terms or comparable terminology.  By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Important factors that might cause Corus’ actual results to differ materially include, but are not limited to, the following:

•

The general state of the economy, particularly continued strength in the residential real estate sector. Weakness in the residential real estate sector, which may be caused by, among many other things, higher interest rates, could adversely affect: 1) Corus’ ability to maintain its current level of loan originations, and/or 2) the credit quality of our outstanding loans;

•	The impact of competitors’ pricing initiatives on loan and deposit products;

•	The timing of drawdowns on unfunded loan commitments and paydowns of existing loans;

•	Corus’ ability to attract and retain sufficient cost-effective funding to support marginal loan growth;

•	Corus’ ability to access the capital markets, particularly for the issuance of Trust Preferred Securities;

•	Corus’ ability to maintain and access any line(s) of credit;

•	The extent of defaults and losses given default and how those results compare to Corus’ estimates;

•	Changes in management’s estimate of the adequacy of the allowance for credit losses;

•	Restrictions that may be imposed by any of the various regulatory agencies that have authority over the Company or any of its subsidiaries;

•	The occurrence of one or more catastrophic events, such as an earthquake, hurricane, or acts of terrorism that affect properties securing our loans; and

•	Changes in the accounting policies, laws, regulations, and policies governing financial services companies.

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release.  Additional information that could affect the Company’s financial results is included in the Company’s 2004 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.

# # #

Summary Financial Data (Unaudited)

(In thousands, except per-share data)	2005	2004	2003

For the Three Months Ended December 31:
Net income	$38,093	$27,271	$16,857
Basic earnings per share	1.37	0.98	0.60
Diluted earnings per share	1.32	0.95	0.59
Average earning assets	7,940,963	4,562,217	3,414,273
Net interest income (fully taxable equivalent)	74,678	43,726	36,430
Noninterest income (without securities gains/losses)	3,411	3,735	3,627
Net operating revenue (1)	78,089	47,461	40,057
Cash dividends declared per common share	0.350	0.313	0.250
Net interest margin (fully taxable equivalent)	3.76%	3.83%	4.27%
Return on average equity	22.9%	18.7%	12.8%
Return on average assets	1.9%	2.3%	1.9%
Efficiency ratio (2)	21.3%	31.3%	35.4%
For the Twelve Months Ended December 31:
Net income	$137,229	$97,939	$58,410
Basic earnings per share	4.93	3.51	2.08
Diluted earnings per share	4.76	3.40	2.04
Average earning assets	6,522,428	3,953,325	2,890,897
Net interest income (fully taxable equivalent)	252,238	153,939	125,547
Noninterest income (without securities gains/losses)	15,258	14,066	14,554
Net operating revenue (1)	267,496	168,005	140,101
Cash dividends declared per common share	1.400	1.250	0.830
Net interest margin (fully taxable equivalent)	3.87%	3.89%	4.34%
Return on average equity	21.8%	17.4%	11.6%
Return on average assets	2.1%	2.4%	2.0%
Efficiency ratio (2)	22.9%	33.5%	37.5%
Capital Ratios at December 31:
Leverage (Tier 1 capital to quarterly average assets)	10.69%	15.68%	18.70%
Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)	11.52%	15.38%	17.92%
Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)	14.38%	18.52%	20.46%
Common equity to total assets	8.15%	11.95%	14.99%
Common Stock Data at December 31:
Market price per common share	$56.27	$48.01	$31.02
Common shareholders’ equity per share	24.70	21.57	19.48
Shares outstanding at end of period	27,925	27,796	28,037

(1)	Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/losses.
(2)	Noninterest expense less goodwill amortization, divided by net operating revenue.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	December 31 2005	December 31 2004

Assets
Cash and due from banks – noninterest-bearing	$133,351	$55,806
Federal funds sold	325,000	1,473,500

Cash and Cash Equivalents	458,351	1,529,306
Securities:
Available-for-sale, at fair value
Common stocks	184,541	219,099
U.S. Government agencies	3,228,016	228,379
Other securities	15,611	219,147
Held-to-maturity, at amortized cost	14,470	12,344

Total Securities	3,442,638	678,969
Loans, net of unearned income	4,524,511	2,793,828
Less: Allowance for loan losses	39,740	32,882

Net Loans	4,484,771	2,760,946
Premises and equipment, net	26,439	25,399
Accrued interest receivable and other assets	42,018	18,644
Goodwill, net of accumulated amortization	4,523	4,523

Total Assets	$8,458,740	$5,017,787

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$337,399	$235,700
Interest-bearing	6,937,947	3,864,452

Total Deposits	7,275,346	4,100,152
Long-term debt – subordinated debentures	358,254	255,158
Federal funds purchased	41,200	—
Other borrowings	21,593	6,931
Accrued interest payable and other liabilities	72,572	55,955

Total Liabilities	7,768,965	4,418,196
Shareholders’ Equity
Common stock, surplus, and retained earnings	645,778	542,214
Net unrealized gains on available-for-sale securities	43,997	57,377

Total Shareholders’ Equity	689,775	599,591

Total Liabilities and Shareholders’ Equity	$8,458,740	$5,017,787

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31

(In thousands, except per-share data)	2005	2004	2005	2004

Interest, loan fees, and dividend income	$144,055	$67,385	$446,949	$222,059
Interest expense	70,032	24,310	197,291	70,595

Net Interest Income	74,023	43,075	249,658	151,464

Provision for credit losses	3,000	—	6,000	—

Net Interest Income after Provision for Credit Losses	71,023	43,075	243,658	151,464

Noninterest Income:
Service charges on deposit accounts	2,834	2,876	11,566	11,438
Securities gains/(losses), net	16	6,932	12,691	37,349
Other income	577	859	3,692	2,628

Total noninterest income	3,427	10,667	27,949	51,415

Noninterest Expense:
Employee compensation and benefits	11,553	10,187	43,136	38,458
Net occupancy	761	989	3,723	3,764
Data processing	446	353	1,714	2,435
Depreciation – furniture & equipment	480	600	1,444	1,750
Other expenses	3,397	2,743	11,305	9,866

Total noninterest expense	16,637	14,872	61,322	56,273

Income before income taxes	57,813	38,870	210,285	146,606
Income tax expense	19,720	11,599	73,056	48,667

Net Income	$38,093	$27,271	$137,229	$97,939

Earnings Per Common Share:
Basic	$1.37	$0.98	$4.93	$3.51
Diluted	$1.32	$0.95	$4.76	$3.40
Weighted Average Common and Common Equivalent Shares Outstanding	28,914	28,824	28,855	28,818

Average Balance Sheets and Net Interest Margin (Unaudited)

	Three Months Ended December 31

	2005			2004

(Dollars in thousands)	Average Balance	Interest and Fees	Yield/ Cost	Average Balance	Interest and Fees	Yield/ Cost

Assets
Earning Assets:
Liquidity management assets (1)	$3,430,708	$33,315	3.88%	$1,667,209	$8,887	2.13%
Common stocks (2)	178,156	2,295	5.15%	211,116	2,255	4.27%
Loans, net of unearned income (3)	4,332,099	109,100	10.07%	2,683,892	56,894	8.48%

Total earning assets	7,940,963	144,710	7.29%	4,562,217	68,036	5.97%
Noninterest-earning assets:
Cash and due from banks – noninterest-bearing	100,278			91,072
Allowance for loan losses	(37,027)			(37,701)
Premises and equipment, net	26,281			25,785
Other assets, including goodwill	36,383			19,209

Total Assets	$8,066,878			$4,660,582

Liabilities and Shareholders’ Equity
Deposits – interest-bearing:
Retail certificates of deposit	$4,166,461	$42,248	4.06%	$1,017,982	$6,633	2.61%
Money market deposits	1,599,417	15,592	3.90%	1,525,098	9,432	2.47%
Brokered certificates of deposit	398,099	4,521	4.54%	516,138	3,922	3.04%
NOW deposits	313,700	1,581	2.02%	272,887	955	1.40%
Savings deposits	153,525	192	0.50%	163,955	204	0.50%

Total interest-bearing deposits	6,631,202	64,134	3.87%	3,496,060	21,146	2.42%
Long-term debt – subordinated debentures	336,122	5,561	6.62%	255,158	3,104	4.87%
Other borrowings (4)	21,819	337	NM	1,232	60	NM

Total interest-bearing liabilities	6,989,143	70,032	4.01%	3,752,450	24,310	2.59%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	328,327			263,155
Other liabilities	84,061			60,291
Shareholders’ Equity	665,347			584,686

Total Liabilities and Shareholders’ Equity	$8,066,878			$4,660,582

Interest income and loan fees/average earning assets	$7,940,963	$144,710	7.29%	$4,562,217	$68,036	5.97%
Interest expense/average interest-bearing liabilities	$6,989,143	70,032	4.01%	$3,752,450	24,310	2.59%

Net interest spread		$74,678	3.28%		$43,726	3.38%

Net interest margin			3.76%			3.83%

NM – Not Meaningful
Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1)	Liquidity management assets include federal funds sold and securities other than common stocks.
Interest income on securities includes a tax equivalent adjustment of $10,000 and $18,000 for 2005 and 2004, respectively.
(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $627,000 and $617,000 for 2005 and 2004, respectively.
(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment of $18,000 and $16,000 for 2005 and 2004, respectively.
Includes net interest income derived from interest rate swap contracts.
(4)	Other borrowings include federal funds purchased.

Average Balance Sheets and Net Interest Margin (Unaudited)

	Twelve Months Ended December 31

	2005			2004

(Dollars in thousands)	Average Balance	Interest and Fees	Yield/ Cost	Average Balance	Interest and Fees	Yield/ Cost

Assets
Earning Assets:
Liquidity management assets (1)	$2,770,195	$93,625	3.38%	$1,289,322	$21,973	1.70%
Common stocks (2)	200,356	9,031	4.51%	202,213	8,657	4.28%
Loans, net of unearned income (3)	3,551,877	346,873	9.77%	2,461,790	193,904	7.88%

Total earning assets	6,522,428	449,529	6.89%	3,953,325	224,534	5.68%
Noninterest-earning assets:
Cash and due from banks – noninterest-bearing	103,222			85,923
Allowance for loan losses	(34,226)			(37,109)
Premises and equipment, net	25,927			26,082
Other assets, including goodwill	30,886			22,131

Total Assets	$6,648,237			$4,050,352

Liabilities and Shareholders’ Equity
Deposits – interest-bearing:
Retail certificates of deposit	$2,869,613	$104,733	3.65%	$650,523	$15,340	2.36%
Money market deposits	1,562,308	50,899	3.26%	1,312,627	26,707	2.03%
Brokered certificates of deposit	438,043	16,893	3.86%	549,860	14,554	2.65%
NOW deposits	307,605	5,190	1.69%	250,455	2,939	1.17%
Savings deposits	158,111	783	0.50%	167,117	830	0.50%

Total interest-bearing deposits	5,335,680	178,498	3.35%	2,930,582	60,370	2.06%
Long-term debt – subordinated debentures	297,879	17,991	6.04%	208,329	9,354	4.49%
Other borrowings (4)	12,785	802	NM	36,380	871	2.39%

Total interest-bearing liabilities	5,646,344	197,291	3.49%	3,175,291	70,595	2.22%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	296,648			254,970
Other liabilities	74,844			56,645
Shareholders’ Equity	630,401			563,446

Total Liabilities and Shareholders’ Equity	$6,648,237			$4,050,352

Interest income and loan fees/average earning assets	$6,522,428	$449,529	6.89%	$3,953,325	$224,534	5.68%
Interest expense/average interest-bearing liabilities	$5,646,344	197,291	3.49%	$3,175,291	70,595	2.22%

Net interest spread		$252,238	3.40%		$153,939	3.46%

Net interest margin			3.87%			3.89%

NM – Not Meaningful
Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1)	Liquidity management assets include federal funds sold and securities other than common stocks.
Interest income on securities includes a tax equivalent adjustment of $36,000 and $42,000 for 2005 and 2004, respectively.
(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $2.5 million and $2.4 million for 2005 and 2004, respectively.
(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment of $73,000 and $64,000 for 2005 and 2004, respectively.
Includes net interest income derived from interest rate swap contracts.
(4)	Other borrowings include federal funds purchased.

Net Interest Income and Net Interest Margin

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus.  The related net interest margin (the “NIM”) represents net interest income as a percentage of the average earning assets during the period.  For the three and twelve months ended December 31, 2005, Corus’ net interest income increased to $74.0 million and $249.7 million, respectively, compared to $43.1 million and $151.5 million for the same periods in 2004.

The increases in net interest income were primarily driven by substantial growth in loans outstanding. Average loans outstanding for the three months ended December 31, 2005, were $4.3 billion, up over $1.6 billion, or 61%, from the same period in 2004.  For the twelve months ended December 31, 2005, loans averaged over $3.5 billion, up $1.1 billion, or 44%, from the same period in 2004.

While loans outstanding for the quarter and the year increased, contributing to significant increases in interest income, the net interest income and, to a much more pronounced degree, net interest margin are impacted by changes in the mix of earning assets and interest-bearing liabilities.  For the three and twelve months ended December 31, 2005, average interest bearing liabilities grew by $3.2 billion and $2.5 billion, respectively, compared to the prior year.  While average loan growth was very strong, increasing $1.6 billion and $1.1 billion for the three and twelve months ended December 31, 2005, respectively, compared to the prior year, this still left more than half the average growth in funding going into investment securities at the Bank level (what we term “Liquidity Management Assets” on the accompanying NIM tables).

Liquidity Management Assets had a much lower yield than loans.  With that said, the lower yield on these assets is a direct reflection of their short term and very high quality. In order to have cash available at all times for our deposit and loan customers, the Bank maintains high levels of liquid investments, in the form of overnight loans to other major banks (i.e. Federal funds sold), and high quality, short-term marketable securities. Maintaining large amounts of liquid investments is a conscious action undertaken as part of our broader strategy of enhancing the safety of our operations.

The net result was that the increase in the average earning asset yield ended up being quite similar to the increase in the average interest-bearing liability yield for both the three and twelve months ended December 31, 2005, compared to December 31, 2004.  As a result, the NIM decreased slightly across these periods, down 7 basis points for the three months ended December 31, 2005, and down 2 basis points for the twelve-month timeframe.

Noninterest Income

For the three and twelve months ended December 31, 2005, noninterest income decreased by $7.2 million and $23.5 million, respectively, compared to the prior year.  The decreases resulted almost exclusively from lower securities gains, as described below.  Partially offsetting the lower securities gains for the twelve months ended December 31, 2005, was a gain of approximately $1.4 million, included in other income, on the sale of certain property owned by Corus.  Corus had previously been leasing the property to a third party.

Securities Gains/(Losses), net

Securities gains for the three- and twelve-month periods ended December 31, 2005, declined compared to the same periods of 2004.  The following details the net securities gains/(losses) by source:

	Three Months Ended December 31		Twelve Months Ended December 31

(in thousands)	2005	2004	2005	2004

Gains on common stocks (cash transactions)	$—	$—	$12,599	$10,067
Gains on common stocks (stock-for-stock)	—	5,500	810	21,515
Charge for “other than temporary” impairment	—	—	(880)	—
Sales of other available-for-sale securities	16	—	144	13
Mark-to-market adjustments on non-hedge derivatives	—	25	18	1,525
Trading account gains/(losses), net	—	1,407	—	4,229

Total securities gains/(losses), net	$16	$6,932	$12,691	$37,349

Gains on common stocks

Gains on common stocks relate to Corus’ common stock portfolio of various financial industry companies.  Gains or losses are recognized when either the investment is sold or when the company is acquired, for cash or stock, by another company.

During 2005, Corus sold $35 million of common stocks held at the holding company, which resulted in gains of $12.6 million. The majority of the proceeds from these sales were infused into the Bank as additional capital.

The gains from stock-for-stock transactions resulted from several mergers, primarily in 2004.  Prior to each merger, Corus held positions in the acquired company and, in some cases, the acquiring company as well.  The mergers included Bank of America Corp’s acquisition of FleetBoston Financial Corp. and JP Morgan Chase & Co’s acquisition of Bank One Corp.  Importantly, gains from stock-for-stock transactions have no cash flow impact and, as a result, no tax is payable on the gain until the underlying securities are sold.

Charge for “other than temporary” impairment

During 2005, Corus recorded a charge of $0.9 million related to “other than temporary” declines in value of a certain common stock held by Corus.  This charge was not a result of the Company selling the associated stock, but rather an accounting entry with no cash flow or tax implications.

Corus’ general practice is to recognize impairment losses on individual securities when the security has been in a loss position at the close of each trading day during six (6) consecutive months as of any quarter end.  The exception to this general policy would be in the event that a security suffers a rapid and material decrease in value that Corus determines to be reasonably permanent in nature.  In these cases, Corus will recognize an impairment charge at the time such determination is made.  Corus evaluates its investments for “other than temporary” declines in value on a lot-by-lot basis, meaning that if there are multiple purchases of a certain security, each purchase is evaluated individually.

Mark-to-market adjustments on non-hedge derivatives

For the year ended December 31, 2004, the Bank recorded gains of $1.5 million from mark-to-market adjustments on non-hedge derivatives.  These adjustments resulted primarily from basis swaps held by Corus, which were sold in April 2004.

Trading account gains/(losses), net

From time to time, the Bank may enter into security transactions in anticipation of taking gains on short-term price movements.  Eligible trading securities include Treasury securities, agency securities, and interest rate derivatives.  All open trading positions are monitored closely by senior management and “loss limits” are in place to reduce potential losses.  Securities purchased for trading purposes are, at the time of purchase, clearly indicated as trading securities on the Company’s books.  Taking any action that would require the reclassification of any security to another classification after it has been initially designated as trading, available-for-sale, or held-to-maturity, is against the Bank’s policy and requires approval by the Bank’s Board of Directors.

Trading securities are marked to market on an ongoing basis with the resulting gain or loss included in income.  In 2005, Corus did not enter into any trading transactions.  For the year ended December 31, 2004, Corus recorded net trading gains of $4.2 million.

Noninterest Expense

For the three and twelve months ended December 31, 2005, noninterest expense increased by $1.8 million and $5.0 million, respectively, compared to the prior year.  The increase was primarily driven by employee compensation and benefits, which have increased due to higher staffing levels and increases in commercial loan officer commission accruals.  With the growth in assets and deposits in 2005, several associated expenses increased as well.  These include higher costs for deposit insurance, account origination fees, software costs and promotional costs as well as increases in the asset-based regulatory exam fee.  Partially offsetting these increases for the twelve-month timeframe was a decline in data processing expense of $721,000 attributable to savings related to Corus changing its data processing vendor at the end of the second quarter of 2004.

Common Stock Portfolio

At December 31, 2005, Corus held investments in the common stocks of 18 financial industry companies valued at $184.5 million, including net unrealized gains of $74.0 million.  These investments are included in the available-for-sale classification.  The following is a list of Corus’ holdings as of December 31, 2005:

Corporation

(dollars in thousands)	Shares Held	Market Value	Percentage of Portfolio

Amcore Financial Inc.	69,100	$2,101	1.1%
Amsouth Bancorporation	466,015	12,214	6.6
Associated Banc Corp.	121,179	3,944	2.1
Bank of America Corp	670,594	30,948	16.8
Bank of NY Co.	100,000	3,185	1.7
Citigroup Inc.	225,000	10,919	6.0
Comerica Inc.	264,300	15,002	8.1
Compass Bancshares Inc.	108,750	5,247	2.8
Fremont General Corp.	820,000	19,049	10.3
JP Morgan Chase & Co.	500,864	19,879	10.8
MAF Bancorp Inc.	204,850	8,477	4.6
Merrill Lynch & Co. Inc.	132,000	8,940	4.8
Morgan Stanley Dean Witter & Co.	82,000	4,653	2.5
National City Corp.	74,520	2,502	1.4
Regions Financial Corp.	143,554	4,904	2.7
SunTrust Banks Inc.	48,000	3,492	1.9
US Bancorp	268,870	8,037	4.4
Wachovia Corp.	398,191	21,048	11.4

Total		$184,541	100.0%

During the three and twelve months ended December 31, 2005, Corus received dividends on the stock portfolio of $1.7 million and $6.6 million, respectively, compared to $1.6 million and $6.3 million during the same periods of 2004.

During 2005, Corus sold $35 million of common stocks held at the holding company. The majority of the proceeds from these sales were infused into the Bank as additional capital (see Noninterest Income section for further discussion).

Securities Other Than Common Stocks

Corus’ current asset/liability management philosophy is that all current security purchases, other than those required for regulatory purposes, are classified as available-for-sale or trading.  This is due to management’s belief that virtually all securities should be available to be sold in conjunction with Corus’ liquidity and asset/liability management strategies.

At December 31, 2005, available-for-sale securities other than common stocks increased to $3.2 billion due mainly to Corus’ increased investment in short-term U.S. agency securities.  As of December 31, 2005, the entire available-for-sale portfolio with stated maturities was scheduled to mature within one year.

Loan Portfolio

The following table details the composition of Corus’ outstanding loans:

	December 31, 2005		December 31, 2004

(in thousands)	Amount	Percent	Amount	Percent

Commercial real estate:
Senior construction	$2,157,955	48%	$1,101,973	39%
Senior non-construction	2,114,037	46	1,419,670	51
Mezzanine	132,432	3	111,278	4

Total commercial real estate	4,404,424	97	2,632,921	94
Commercial	84,381	2	109,582	4
Residential real estate and other	35,706	1	51,325	2

Total loans	$4,524,511	100%	$2,793,828	100%

Commercial Real Estate Lending

Commercial real estate loans are comprised of senior construction, senior non-construction, and mezzanine loans. Senior construction loans typically have stated maturities ranging from 2 to 4 years.  The loans are funded throughout the term as construction progresses.  These loans consist of both new construction projects and condominium conversion projects where extensive renovation is planned (those with less extensive renovations required are included in non-construction, as discussed below).

Senior non-construction loans generally have shorter stated maturities, typically in the range of 1 to 3 years.  The majority of these non-construction loans are to borrowers in the business of converting apartments to condominiums with less extensive renovation efforts.  These loans are typically fully funded at the outset and paid down as the condominiums are sold.  The remaining senior non-construction loans are typically amortizing loans collateralized by income-producing properties such as hotels, office buildings, or apartment projects.

Corus’ mezzanine loans are essentially second mortgage loans on commercial real estate projects and are all subordinate to a Corus first mortgage loan (as opposed to a third party’s). Interest rates charged for mezzanine loans are considerably higher than those charged for typical first mortgage loans, but the loans also carry additional risk.

At December 31, 2005, funded commercial real estate loans totaled $4.4 billion, an increase of $1.8 billion, or 67%, compared to the prior year.  Including commitments, the commercial real estate loan portfolio totaled $8.3 billion at December 31, 2005, a 57% increase over the 2004 balance. Corus’ commitments are primarily comprised of unfunded portions of commercial real estate senior construction loans.

Commercial Real Estate Loan Portfolio

	December 31, 2005		December 31, 2004

(in thousands)	Amount	Percent	Amount	Percent

Funded commercial real estate loans, net	$4,404,424	53%	$2,632,921	50%
Commitments:
Loans - unfunded portion	3,526,940	42	2,575,519	48
Commitment letters (1)	399,872	5	88,000	2
Letters of credit	8,495	—	12,937	—

Total	$8,339,731	100%	$5,309,377	100%

(1)Commitment letters are pending loans for which commitment letters have been issued to the borrower.  These commitment letters are also disclosed in the Commercial Real Estate Loans Pending table of this report, included in the amounts labeled as Commitments Accepted and Commitments Offered .

Commercial Real Estate Loans – Originations

Corus originated 97 loans with commitments aggregating $5.4 billion in 2005, an increase of $1.3 billion compared to the commitment amount of $4.1 billion from the 84 loans originated during 2004.  An origination occurs when a loan closes, with the origination amount equaling Corus’ full commitment under that loan (regardless of how much is funded).  The non-construction loans are largely funded at the time of closing. In contrast, construction loan funds are often not drawn by the borrower at the closing but rather over an extended period of time as the project is built. Attempting to use loan originations to forecast loan growth is not advisable due to the complicated interplay between funding of new originations and the paydowns and payoffs on loans originated in previous periods.

Commercial Real Estate Loans – Paydowns/Payoffs

Total loan paydowns and payoffs (collectively referred to as “paydowns”) were $2.5 billion in the twelve-month period ended December 31, 2005, compared to $2.1 billion during the same period in 2004. The timing of loan paydowns is inherently difficult to predict.  With that said, Corus expects that over the longer term, paydowns will generally trend higher as the loan portfolio increases in size.

The following tables break out the commercial real estate loan portfolio by size, property type, and location:

Commercial Real Estate Loans - By Size

	As of December 31, 2005

	# of Loans	Total Commitment(1)

(dollars in millions)		Amount	%

$140 million and above	2	$296	3%
$100 million to $140 million	14	1,642	20
$60 million to $100 million	31	2,390	29
$20 million to $60 million	89	3,473	42
$1 million to $20 million	60	565	7
Less than $1 million	NM	19	—
Deferred fees / other discounts	NA	(45)	(1)

Total	196	$8,340	100%

Commercial Real Estate Loans - By Property Type

	As of December 31, 2005

	# of Loans	Total Commitment(1)

(dollars in millions)		Amount	%

Condominium:
Construction	91	$5,344	64%
Conversion	66	2,178	27

Condominium Total	157	7,522	91
Hotel	13	355	4
Office	9	277	3
Rental apartment	6	158	2
Other	11	54	1
Loans less than $1 million	NM	19	—
Deferred fees / other discounts	NA	(45)	(1)

Total	196	$8,340	100%

NM – Not Meaningful
(1)	Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

Commercial Real Estate Loans - By Major Metropolitan Area

	As of December 31, 2005

	# of Loans	Total Commitment(1)

(dollars in millions)		Amount	%

Florida:
Miami/Southeast Florida	24	$1,253	15%
Orlando	9	350	4
Tampa	4	236	3
Other Florida	7	470	6

Florida Total	44	2,309	28
California:
San Diego	17	724	9
Los Angeles	16	621	7
San Francisco	6	231	3
Sacramento	1	45	1

California Total	40	1,621	20
New York City	24	1,220	15
Washington, D.C.(2)	24	1,117	13
Las Vegas	11	614	7
Chicago	16	420	5
Atlanta	9	351	4
Other (3)	28	714	9
Loans less than $1 million	NM	19	—
Deferred fees / other discounts	NA	(45)	(1)

Total	196	$8,340	100%

NM – Not Meaningful
(1)	Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.
(2)	Includes northern Virginia and Maryland loans.
(3)	No other metropolitan area exceeds three percent of the total.

Commercial Real Estate Loans Pending

Finally, the following table presents a comparison of Corus’ loans pending listed in descending order with respect to stage of completion.  In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Term Sheet Issued is in its earliest stages.  It has been the Company’s experience that pending loans that reach the Application Received stage are highly likely to ultimately close.

Commercial Real Estate Loans Pending

	December 31, 2005		December 31, 2004

(dollars in millions)	# of Loans	Amount	# of Loans	Amount

Commitment Accepted (1)	6	$395	2	$53
Commitment Offered (1)	1	23	1	35
Application Received	22	2,087	14	794
Application Sent Out	11	866	18	1,175
Term Sheet Issued	40	3,097	45	2,626

Total	80	$6,468	80	$4,683

(1)	These amounts are also included in the Commercial Real Estate Loan Portfolio table of this report.

In total, loans pending have increased significantly from the same period in 2004.  The average commitment amount for the pending loans has also grown to nearly $81 million at December 31, 2005, compared to $59 million at December 31, 2004.  The increase reflects management’s focus on larger loans.

Commercial Lending

Commercial loans are primarily loans to Corus’ customers in the check cashing industry.  Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

Residential Real Estate and Other Lending

Residential real estate and other lending balances continue to decline as the Bank allows these portfolios to “run-off.”  Minimal new originations are expected.

Nonperforming Assets

Nonperforming assets were as follows:

(in thousands)	December 31 2005	December 31 2004

Nonperforming loans:
Nonaccrual	$73	$76
Troubled debt restructurings	14,727	23,479
Loans 90 days or more past due	544	5,675

Total nonperforming loans	15,344	29,230
Other real estate owned	—	44

Total nonperforming assets	$15,344	$29,274

Nonperforming loans/Total loans	0.34%	1.05%
Nonperforming assets/Total assets	0.18%	0.58%

Total nonperforming assets decreased by $13.9 million from December 31, 2004, due primarily to a loan payoff.  Nonperforming loans of $15.3 million as of December 31, 2005, represent just 0.34% of outstanding loans.  The only notable item relates to a $14.7 million hotel loan classified as a Troubled Debt Restructuring.  The loan is current on all payments as of December 31, 2005, and no loss is expected.

Allowance for Credit Losses

The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses.  The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses relates to those amounts that Corus is committed to lend but for which funds have not yet been disbursed.  In the aggregate, the Allowance for Credit Losses had a balance of $44.7 million at December 31, 2005, which was comprised of a $39.7 million Allowance for Loan Losses and a $5.0 million Liability for Credit Commitment Losses.  The ratio of the Allowance for Loan Losses to funded loans at December 31, 2005, was 0.88%.

In accordance with the results of Corus’ Allowance for Loan Losses analysis, the Company recorded a provision for credit losses of $3.0 million in the fourth quarter of 2005.  The Allowance for Loan Losses analysis incorporates numerous quantitative measures including historical losses, loan growth, and credit quality, as well as various qualitative factors.

A reconciliation of the activity in the Allowance for Credit Losses is as follows:

	Three Months Ended December 31		Twelve Months Ended December 31

(in thousands)	2005	2004	2005	2004

Balance at beginning of period	$41,839	$37,677	$37,882	$36,448
Provision for credit losses	3,000	—	6,000	—
Charge-offs	(619)	(131)	(927)	(665)
Recoveries	520	336	1,785	2,099

Balance at December 31	$44,740	$37,882	$44,740	$37,882

Charge-offs in the fourth quarter of 2005 include a $0.5 million charge-off associated with Corus’ business of servicing the currency exchange industry.  The charge-off relates to an issue identified in 2002.  At that time, Corus identified a control weakness which contributed to the charge-off of nearly $4.9 million of currency exchange loans and overdrafts.  The initial charge-off was recorded net of estimated recoveries.  Various legal delays prevented management from refining the estimate until the fourth quarter of 2005, at which point the additional $0.5 million charge-off was recorded.  In total, Corus recovered $1.1 million of the $5.4 million charge-off, $0.2 million of which was recorded in the fourth quarter of 2005.  The remaining recoveries in 2004 and 2005 related primarily to Corus’ portfolio of home equity loans.  No further material charge-offs related to this matter are anticipated.

Commercial Real Estate Loan Charge-offs ––– 10-Year History

(in thousands)

Period	Charge-offs

2005	$0
2004	0
2003	0
2002	0
2001	0
2000	0
1999	61
1998	18
1997	350
1996	206

Total Charge-offs	$635

Corus has had particularly impressive results with commercial real estate lending.  In fact, there have been zero charge-offs in the past six years, and de minimus charge-offs over the past 10 years.  However, Corus anticipates that at some point there will be charge-offs relating to its commercial real estate loan portfolio (see Commercial Real Estate Risk Analysis for further discussion of this topic).

Deposits

The following table details the composition of deposit products by type:

(in thousands)	December 31 2005		December 31 2004

Retail certificates of deposit	$4,444,539	61%	$1,244,448	30%
Money market	1,640,449	23	1,661,395	41
Brokered certificates of deposit	388,969	5	507,919	12
Demand	337,399	5	235,700	6
NOW	312,220	4	288,158	7
Savings	151,770	2	162,532	4

Total	$7,275,346	100%	$4,100,152	100%

Deposits continued to grow in the fourth quarter of 2005 resulting in net growth of $3.2 billion for the year ended December 31, 2005. The growth is almost exclusively supported by growth in retail certificates of deposit (“CDs”) and is the direct result of the Bank’s national marketing of selected deposit accounts to both individuals and businesses at market-leading rates. The response to this program, which was introduced in April 2004, continues to be strong both locally and across the country. These deposit products, particularly CDs with six- and twelve-month maturities, have proven to be an attractive investment option for many new and existing customers.

The retention of existing deposits continues to be a major focus of the Bank. While the results to-date have been encouraging, there are no guarantees that account retention will remain high over the long term.

At December 31, 2005, approximately 60% of the Bank’s $6.9 billion in retail deposits (excluding brokered deposits) were sourced from outside of Illinois. By marketing its deposit products nationally, the Bank is able to attract deposits without being limited to competing solely in the very competitive Chicago market.  Total retail deposits consisted of approximately 160,000 accounts.

Long-Term Debt – Subordinated Debentures

During the fourth quarter of 2005, Corus issued an additional $25.8 million of floating rate junior subordinated notes.  Including the current quarter’s issuance, Corus now has $358.3 million in floating rate junior subordinated notes (the “Debentures”).  Consistent with the prior issuances, the current quarter’s Debentures were issued to a newly formed wholly-owned finance subsidiary which simultaneously issued Trust Preferred Securities (the terms of the Debentures and the Trust Preferred Securities are essentially identical).  The majority of all of the Debenture proceeds have been infused into the Bank.

The Debentures each mature 30 years from their respective issuance date, but are redeemable (at par) at Corus’ option at any time commencing on the fifth anniversary of their issuance (or upon the occurrence of certain other prescribed events).  Interest payments on the Debentures are payable quarterly.  So long as an event of default has not occurred (described further below), Corus may defer interest payments for up to 20 consecutive quarters. Events of default under the terms of the trust preferred agreements include failure to pay interest after 20 consecutive quarters of deferral (if such election is ever made), failure to pay all principal and interest at maturity, or filing bankruptcy.

If Corus were to elect to defer interest on any of the Debentures, Corus would generally be restricted from declaring or paying any dividends to common shareholders or repurchasing its common stock. Additionally, Corus would not be permitted to make any payments of principal or interest on, or to repay/redeem, any debt securities that are of equal rank with (i.e., pari passu), or are junior to, the Debentures. In other words, if Corus were to elect to defer interest payments on any one of the Debentures, Corus would be required to defer all payments with respect to all of its Debentures.  Corus presently has no intention to defer interest payments on the Debentures, and it considers the likelihood of such a deferral to be remote.

The Debentures include interest rates ranging from LIBOR plus 1.33% to LIBOR plus 3.10%, resetting quarterly.

Other Borrowings

Corus has a revolving line of credit for up to $100 million at an interest rate of LIBOR plus 140 basis points with interest payments due quarterly.  A fee at an annual rate of 25 basis points of the average unused commitment is also due quarterly.  The line of credit matures on November 30, 2008, and is collateralized by 100% of the common stock of the subsidiary Bank.  The line of credit is intended to be available to the holding company to fund commitments it has with respect to loan participations entered into with the Bank.  As of December 31, 2005, the line of credit had a balance of $19.2 million.

Liquidity

Corus’ liquidity policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times as well as meeting Corus’ financial obligations. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets include cash and cash equivalents, federal funds sold, and marketable securities that can be sold quickly without a material loss of principal.

Bank Holding Company

The primary uses of cash at the parent company are the payment of dividends to shareholders, interest and principal payments on debt, share repurchases, and the payment of operating expenses.  Historically, the parent company’s main sources of cash to meet these needs have been dividends from the Bank, proceeds from the issuance of Trust Preferred Securities, and dividends from the common stock portfolio.  The Bank’s ability to pay dividends is dependent on its ability to generate earnings and to meet various regulatory restrictions.  At December 31, 2005, the Bank had $180.7 million available to pay in dividends to the parent company without prior regulatory approval while maintaining capital levels that would be classified as “well-capitalized” by the banking regulators.  Well-capitalized is the highest capital classification as defined by the regulators.

The Bank’s capital classification is determined solely for the purpose of applying PCA, hereinafter defined.  The Federal Deposit Insurance Corporation Improvement Act of 1991 (“Act”), a major overhaul in the laws and regulations governing banks, introduced many new legal and regulatory frameworks. Some of the more significant aspects of the Act are the provisions collectively referred to as Prompt Corrective Action (“PCA”).  The PCA provisions were motivated by a Congressional desire to reduce the potential for future regulatory/supervisory forbearance and, hopefully, failure costs in the banking industry.  What this means, among other things, is that banking regulators have the legal authority to reduce the capital classification of a bank below what the numerical capital ratios would otherwise indicate.  That is, the Bank’s capital classification is determined solely for the purpose of applying PCA and that classification may not constitute an accurate representation of the Bank’s overall financial condition or prospects.

During the last few years, the parent company has infused cash into the Bank in order to increase the Bank’s capital to support the Bank’s growth. The increased capital has, in turn, given rise to an increase in the Bank’s legal lending limit, allowing the Bank to make larger commercial real estate loans.  The funds used to support these infusions have come from a combination of proceeds from the issuance of “pooled” Trust Preferred Securities (see Long-Term Debt – Subordinated Debentures) along with the sale of common stocks (see the Noninterest Income section for further discussion).

The pooling structure of the Trust Preferred Securities has allowed Corus to access the capital markets even though it currently has no debt ratings or ratings outlook from any of the major ratings agencies.  To the extent that the Bank’s total loans outstanding grow, it is likely, based on management’s internal capital goals, that the Company would seek to issue additional Trust Preferred Securities in the future.  While this has been a reliable source of capital in the recent past, there is no assurance that it will be available to Corus in the future.

An additional use of cash at the parent company relates to loan participation agreements entered into with the Bank for loans that exceed the Bank’s legal lending limit.  As of December 31, 2005, the parent company had committed to $50.2 million of loan participations with the Bank, $30.2 million of which were unfunded at that time. In order to fund these commitments, should funding be required, the parent company would draw on its $100 million line of credit (detailed under Other Borrowings).

Additional sources of liquidity available to the parent company include dividends from its equity securities portfolio, interest and fees earned from loan participations, and cash that could be generated from sales of equity securities.

All of the parent company’s debt is variable-rate and, as such, management cannot say with certainty what interest payments on this debt will be in the future.  Based on December 31, 2005 market interest rates, however, the interest payments on the Trust Preferred Securities would be $25.2 million per annum.

Subsidiary Bank

The Bank’s current principal use of cash is to fund commercial real estate loans, both new loans as well as drawdowns of existing unfunded loan commitments.  At December 31, 2005, Corus had unfunded loan commitments of $3.5 billion.  While there is no certainty as to the timing of drawdowns of these commitments, management anticipates the majority of those loan commitments will fund over the next 36 months, although such fundings could occur more rapidly.  Management currently anticipates that the liquidity to fund those commitments may come from (not necessarily listed in order of priority): normal paydowns on the existing loan portfolio, the liquidation of existing investment securities, net retail deposit growth (to the extent such occurs), Bank earnings not paid to the parent company as a dividend, capital infusions, and the issuance of additional brokered certificates of deposit (“BRCD”).

In addition to funding commercial real estate loans, the Bank must retain sufficient funds to satisfy depositors’ withdrawal needs and cover operating expenses.  Recently, the Bank has experienced significant deposit growth, primarily from retail certificates of deposit (“CDs”) with maturities of one year or less.  These new deposits, as a result of their short-term nature, present greater liquidity risk than do longer term CDs.  While the deposit growth has been very strong, deposits could shrink in the future, perhaps materially, and the Bank must stand ready to fund those withdrawals.  Towards that end, the Bank internally allocates a substantial pool of its investment securities (“liquidity”) against deposits.  Liquidity is allocated against retail deposits in total rather than attempting to assign different liquidity levels by product type, maturity, or other factors.

As of December 31, 2005, BRCD totaled $389 million versus $508 million one year earlier. Due to the growth in retail deposits achieved over the last year, management has opted not to renew maturing BRCD.  Corus’ ability to issue BRCD in the future could be limited if, among other reasons, the Bank were to experience credit problems or fail to maintain its well-capitalized status.  To mitigate the liquidity risk of such an event, the Bank staggers BRCD maturities over many years.

Commercial Real Estate Risk Analysis

The following disclosure is not computed in accordance with generally accepted accounting principles (“GAAP”) and is considered a non-GAAP disclosure.  Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies risk and determines the appropriate level of capital.

Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate (“CRE”) loans the Bank originates into a rigorous system to analyze and quantify risk. At its core, this system takes the form of management and loan officers estimating a loan’s Probability of Default (“POD”) and its Loss Given Default (“LGD”) if a serious recession should occur.  The POD is our estimate of how likely it is, given a serious recession, a loan would go into default while the LGD is our estimate, given such a default, of what percentage of the loan would have to be charged off.  This point bears repeating – the POD and LGD estimates are not based on today’s market conditions; they are instead arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession.  Management believes that assessing the impact that a severe recession would have on the portfolio is the best method to truly stress the portfolio.

As a proxy for the potential cash flow and/or values of the underlying real estate, management uses, among other things, the severe declines in CRE property values experienced in California and New England during the late 1980’s and early 1990’s.  The analysis assumes, based on information collected from various regulatory and industry sources, that condominiums will be worth 60% to 80% of cost (not appraised value).  Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above.  Additionally, while this system of analysis is based on a serious recession, it is certainly possible that the Company could experience meaningful nonperforming loans and charge-offs even in the absence of such a recession.

While Corus has attempted to be conservative in its assessment of potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated.  Note that this analysis is not predicated upon when, or how often, serious recessions may occur, but rather upon the anticipation of such events.

Following is a table that summarizes the total size of our CRE loan portfolio, the weighted average POD and LGD percentages, and the resulting implied CRE loans that could default and losses that could occur.

(in millions)	December 31 2005	December 31 2004

CRE Loans & Unfunded Commitments
CRE loans outstanding	$4,404	$2,633
Unfunded commitments	3,936	2,676

CRE loans & unfunded commitments	$8,340	$5,309

Potential Defaults & Losses
CRE loans & unfunded commitments	$8,340	$5,309
Probability of Default (POD) (1)	16%	15%

Potential CRE loans that could default	1,341	818
Loss Given Default (LGD) (1)	18%	17%

Potential losses that could occur	$239	$143

Nonperforming Loans
Potential CRE loans that could default	$1,341	$818
Potential losses that could occur	(239)	(143)

Potential remaining CRE nonperforming loans	$1,102	$675

(1) The POD and LGD estimates are not based on today’s market conditions, instead they are arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession.

The internal loan rating system projects that under a stress scenario, the Bank could have $1.3 billion of defaulted CRE loans and $239 million of these loans could be charged off.  These are large figures, however it is essential to understand that the Bank underwrites all of its CRE loans with the potential for such a recession in mind.  The Bank factors in such an economic loss expense, based on each loan’s particular attributes, when underwriting all CRE loans.  While the Bank has yet to experience a large amount of nonperforming loans or charge-offs, our planning anticipates that it will occur and we have already factored this potential “cost” into the profitability of our loans.

Note that while the POD and LGD percentages are slightly higher than last year’s figures, rounding has exaggerated the actual change.  Further, please note that while this internal loan rating system generates very precise numbers, and management has worked hard to arrive at inputs we believe reasonable, this precision is more a function of the mathematical nature of the model than a belief on our part that future results can be predicted with any such certainty.  This model, like all models, requires numerous assumptions and, in this case, assumptions about how vulnerable each and every individual loan will be to a serious recession at some unknown point in the future.  While the results reflect our best estimates, the actual level of nonperforming loans and charge-offs that may ultimately come to pass could be materially different from these projections.

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